Exhibit 99.2
REGENT COMMUNICATIONS ANNOUNCES
NEW AGREEMENT WITH RILEY INVESTMENT MANAGEMENT LLC
AND CHANGES TO BOARD OF DIRECTORS
Cincinnati, OH — March 19, 2009 — Regent Communications, Inc. (Nasdaq: RGCI) announced today that on March 17, 2009, the Company entered into an agreement with Riley Investment Management LLC and Riley Investment Partners Master Fund, L.P. (together, “Riley”).
Pursuant to the terms of that agreement, Riley agreed to not commence any proxy fight or form, join a group or act in concert with any person or entity to change the composition of Regent’s Board of Directors through December 31, 2009. The Company agreed to reduce the size of the Board of Directors to six persons until such time as the Board may take further action to increase or decrease the size of the Board; that six of Regent’s seven current directors would be nominated for re-election to Regent’s Board of Directors at the 2009 Annual Meeting of Stockholders; and that Mr. John H. Wyant, a current board member, would be appointed Chairman of the Board. The Company and Riley also agreed that, unless approved by a majority of the Board of Directors including the approval of at least one of Riley’s designees then serving as a director, the Company’s bylaws will not be amended with respect to calling a special meeting of stockholders until at least two months after no designees of Riley serve on the Company’s Board of Directors.
Effective upon the Company’s entry into the agreement with Riley, Mr. William P. Sutter, Jr. resigned as a director and as Chairman of the Board of the Company. Mr. Wyant was appointed the new Chairman of the Board effective immediately.
About Regent Communications
Regent Communications, Inc. is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 62 stations located in 13 markets. Regent’s shares are traded on the Nasdaq Stock Market under the symbol “RGCI.”
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,”

“estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; the ability to manage growth; the ability to integrate acquisitions; changes in the regulatory climate affecting radio broadcast companies, including uncertainties surrounding recent Federal Communication Commission rules regarding broadcast ownership limits; and the Company’s ability to maintain compliance with the terms of its credit facilities. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Anthony Vasconcellos Executive Vice President and Chief Financial Officer Regent Communications, Inc. 859-292-0030	Chris Plunkett or Joe LoBello Brainerd Communicators, Inc. 212-986-6667